Exhibit 99.1

Rose Hill Acquisition Corporation Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing December 6, 2021

ATLANTA, GEORGIA, November 29, 2021 /PRNewswire/ — Rose Hill Acquisition Corporation (Nasdaq: ROSEU) (the “Company”), a $143.8 million Special Purpose Acquisition Company focused on an initial business combination with Latin American companies, today announced that, commencing December 6, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and warrants included in the units.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Class A ordinary shares and warrants that are separated will trade on the Nasdaq Global Market under the symbols “ROSE” and “ROSEW,” respectively. Those units not separated will continue to trade on the Nasdaq Global Market under the symbol “ROSEU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Rose Hill Acquisition Corporation

Rose Hill Acquisition Corporation is a newly formed blank check company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

While the Company may pursue an initial business combination target in any business, industry or geographic location, the Company intends to focus on companies that operate in Latin American markets with an enterprise value of between $400 million to $1.0 billion.

Forward Looking-Statements

This press release may contain statements that constitute “forward-looking statements,” including with respect to the Company’s search for and completion of an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for its initial public offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Juan Jose Rosas

Co-CFO and Director

jj@rosehillacq.com

+1 (607) 279-2371

Albert Hill

Co-CFO and Director

al@rosehillacq.com

+1 (404) 973-7681